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                                                                  EXHIBIT 10 (a)


            SIXTH AMENDMENT TO THE HUNTINGTON BANCSHARES INCORPORATED
                             1990 STOCK OPTION PLAN


                The second paragraph of Section 5(K) of the Huntington Bancshares Incorporated 1990 Stock Option Plan is hereby amended by deleting the first sentence of said paragraph in its entirety and replacing the first sentence of said second paragraph with the following:

        "Such notice of exercise shall be accompanied by the payment either in
(i) cash or check payable to HBI in the amount of the purchase price of the shares then being purchased, (ii) shares of HBI having a fair market value equal to the purchase price of the shares then being purchased, (iii) a combination of
(i) and (ii); or (iv) with respect to non-statutory options only, by delivering a properly executed exercise notice together with irrevocable instructions (which may be by the use of the telephone or other means of electronic communication) to a broker to deliver promptly to HBI the amount of sale or loan proceeds to pay the exercise price of the shares being exercised, as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws restrictions"